Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Jacada Ltd. (“Jacada”) for registration of 525,000 of Jacada’s ordinary shares issuable under its 2012 Share Option and Incentive Plan of our report dated April 30, 2014 with respect to the consolidated financial statements of Jacada Ltd. and its subsidiaries included in its Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Securities and Exchange Commission on April 30, 2014.

November 17, 2014 Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer, A Member of E & Y Global